POPULAR MORTGAGE SERVICING, INC.

Officer's Certificate

Annual Statement of Servicer

Popular ABS, Inc. Mortgage Pass-Through Certificates, Series 2006-B

Pursuant to the provisions of the Pooling and Servicing Agreement for the above captioned series (the “Agreement”), the undersigned hereby certifies that he is an officer of Popular Mortgage Servicing, Inc. (the “Servicer”), and does hereby further certify that:

1.  A review of the Servicer’s activities during the fiscal year ended December 31, 2006, and of its performance under the Agreement has been made under his supervision; and

2.  To the best of his knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement throughout such fiscal year.

IN WITNESS WHEREOF, the undersigned has executed this Officer's Certificate on behalf of the Servicer as of this 12th day of March, 2007.

POPULAR MORTGAGE SERVICING, INC.

By:  /s/ Dennis J. Lauria
        Name: Dennis J. Lauria
        Title:  Senior Vice President